SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): December 22, 1999


                    UNITED DOMINION REALTY TRUST, INC.
                    ----------------------------------
             (Exact name of registrant as specified in its charter)



         VIRGINIA                        1-10524                  54-0857512
-------------------------------    ----------------------       ---------------
(State or other jurisdiction of   (Commission File Number)      (I.R.S. Employer
 incorporation of organization)                              Identification No.)



                         10 SOUTH SIXTH STREET, VIRGINIA 23219-3802
--------------------------------------------------------------------------------
               (Address of principal executive offices - zip code)



                                 (804) 780-2691
               --------------------------------------------------
               Registrant's telephone number, including area code


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ITEM 5.  OTHER EVENTS

On December 16, 1999, United Dominion Realty Trust, Inc., the registrant, issued a Press Release reporting on 1999 dispositions and plans for dispositions in 2000.

Richmond, Va. (December 16, 1999) United Dominion Realty Trust, Inc. (NYSE: UDR) announced today that in 1999 it has sold 35 apartment communities, with a total of 7,446 apartment homes, for $240 million. These dispositions include $117 million of sales closed during the fourth quarter plus $123 million of sales completed earlier in the year.

"These sales are another successful step in our strategic repositioning program," said John P. McCann, United Dominion's chairman and chief executive officer. "Through a combination of dispositions and acquisitions over the past two years, we have been aggressively moving the company into better performing markets with attractive prospects for long-term growth. At the same time, we have upgraded the overall quality and average age of our portfolio of communities and are now solidly positioned with "B" and "A" grade apartments."

Proceeds from the sales program have been used to strengthen the company's balance sheet by paying down debt, as well as to fund new development projects and to selectively repurchase shares of the company's preferred and common stock. Where necessary to defer capital gain taxes, sales proceeds have been reinvested in strategically attractive communities in Baltimore, South Florida and Riverside and San Diego, California through tax-free exchanges.

REVIEW OF 1999 SALES
--------------------

Sales completed during the fourth quarter consist of nine communities in South Carolina, three in Texas, two in Ohio and single communities in Georgia, Virginia and California. Details of these dispositions are shown in the attached table.

The fourth quarter sales generated proceeds of $117 million and, for financial reporting purposes, the company will record gains on these sales of approximately $5 million. The sales completed during the full year ending December 31, 1999 have generated proceeds of $240 million and, for financial reporting purposes, have resulted in gains of approximately $38 million.

PLANS FOR 2000
--------------

United Dominion also announced today that it is planning approximately $200 million in sales during 2000. The company is currently negotiating the sales of 15 communities, which are projected to produce more than $80 million of proceeds during the first half of next year.

The proceeds from next year's sales program will be used to repurchase securities, fund a portion of the company's ongoing development activities and purchase communities where necessary to complete tax-free exchanges.

As part of a review of its portfolio of apartment communities and in view of the sales planned for 2000, the company expects to record a non-cash charge of approximately $11 million in its income statement for the fourth quarter of 1999, related principally to communities acquired in the merger with ASR Investments in 1998. This charge will not affect the company's fourth quarter funds from operations and is being made in accordance with generally accepted accounting principles requiring the writedown of any assets which have estimated market values below their current book values.

United Dominion Realty Trust, Inc., is one of the country's largest multi-family real estate investment trusts, owning and developing apartment communities nationwide. The company currently owns more than 81,000 apartment homes and has approximately 2,000 homes under development. Presently, the company owns approximately $3.6 billion of real estate assets, at cost.

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
                                      TABLE

                        FOURTH QUARTER 1999 DISPOSITIONS
                        --------------------------------

  Community             Location           Homes             Year Built
  ---------             --------           -----             ----------
Hunting Ridge          Greenville, SC        152                 1972
Overlook               Greenville, SC        237                 1976
Stonesthrow            Greenville, SC        388                 1993
The Landing            Greenville, SC        224                 1974
Plum Chase             Columbia, SC          294                 1974
Colonial Villa         Columbia, SC          296                 1974
Key Pines              Spartanburg, SC       241                 1974
Riverwind              Spartanburg, SC       194                 1987
Somerset               Charleston, SC        240                 1979
The Crest              Longview, TX          280                 1983
Ryan's Mill            El Paso, TX           248                 1985
Westlake Villas        San Antonio, TX       325                 1985
The Tivoli             Columbus, OH           88                 1967
Grandview Terrace      Columbus, OH           64                 1974
Royal Oaks             Savannah, GA          228                 1980
Parkwood Court         Alexandria, VA        189                 1964
San Pablo              Monterey, CA          121                 1965


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IN ADDITION TO HISTORICAL INFORMATION, THIS PRESS RELEASE CONTAINS
FORWARD-LOOKING STATEMENTS. THE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE INDUSTRY AND MARKETS IN WHICH UNITED DOMINION OPERATES, AS WELL AS MANAGEMENT'S BELIEFS AND ASSUMPTIONS. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE, ACHIEVEMENTS PURSUANT TO ITS DISPOSITION PROGRAMS AND ITS OTHER ACTIVITIES TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PLANS OR EXPECTATIONS EXPRESSED OR IMPLIED BY SUCH STATEMENTS.


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


SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        UNITED DOMINION REALTY TRUST, INC.



Date:   December 22, 1999                   /s/ A. William Hamill
        -----------------                   ---------------------
                                                A. William Hamill
                                                Executive Vice President and
                                                     Chief Financial Officer



Date:   December 22, 1999                  /s/ Robin R. Flanagan
        -----------------                  ---------------------
                                               Robin R. Flanagan
                                               Vice President and
                                                     Chief Accounting Officer

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